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                                                                    EXHIBIT 99.1






                                                                   PRESS RELEASE
                                                           FOR IMMEDIATE RELEASE
                                                    CONTACT:  CHARLES N. TALBERT
                                                  DIRECTOR OF INVESTOR RELATIONS
                                                                  (404) 262-3252


       JDN REALTY CORPORATION ANNOUNCES ADDITIONAL DISCOVERIES BY SPECIAL COMMITTEE; 1999 ANNUAL REPORT TO BE DELAYED; ADDITIONAL MANAGEMENT
            CHANGES ANNOUNCED; DISCUSSIONS WITH BANK GROUPS CONTINUE

         ATLANTA -- (April 12, 2000) -- JDN Realty Corporation (NYSE: JDN) announced today that the Special Committee of the Board of Directors has identified certain discrepancies in cost and other information underlying certain leases and real estate sales with the Company's two largest tenants, Wal-Mart and Lowe's. The Special Committee is investigating these discrepancies to determine if they impact these leases and sales, potentially exposing the Company to claims from these two tenants. The Company has initiated discussions with these tenants regarding the discrepancies. The Company is presently unable to further quantify the number of transactions, the magnitude of the discrepancies, or the possible impact to the Company. While no claims have been asserted against the Company with respect to these discrepancies, there can be no assurance that claims will not be asserted or that the resolution of any such claims would not have a material adverse effect on the Company's financial condition, results of operations or business prospects.

         The Company also announced that the Special Committee has substantially completed the factual portion of its investigation into the undisclosed compensation arrangements and related party transactions which were reported on February 14, 2000. Based on its investigation to date, the Special Committee believes there are no additional undisclosed compensation arrangements. Certain additional related party transactions have been identified by the Special Committee since the Company's February 14, 2000 announcement, but none is presently believed to result in a material impact to the Company's financial statements. The Company confirmed that the compensation arrangements identified in the investigation and the related payroll tax effects will be accounted for as expenses and will result in the restatement of the Company's financial statements for each of the years ended December 31, 1994 through 1998, reducing net income and funds from operations for those periods. The Company indicated that its consolidated financial statements for all annual and quarterly periods through September 30, 1999 and the related reports of independent auditors for 1998 and prior years, currently on file with the Securities and Exchange Commission, should not be relied upon.

         Although the Company originally expected to meet the extended deadline of April 14, 2000 to file its Form 10-K with the Securities and Exchange Commission, the Special Committee's investigation into the lease and sale transactions has delayed preparation of the Company's financial statements. Therefore, the public release of the Company's year-end earnings and delivery and filing of the Company's Annual Report on Form 10-K for the year ended December 31, 1999 will be further delayed.

         The Company announced that the Board of Directors has appointed Craig Macnab, a member of the Board of Directors, to serve as Chief Executive Officer of the Company. The interim Office of the Chief Executive Officer has been discontinued. Elizabeth L. Nichols will continue to serve as President of the Company. The Company also announced the resignation of William J. Kerley as Chief Financial Officer, to be effective immediately. John D. Harris, Jr., the Company's Controller, has been appointed interim Chief Financial Officer of the Company.

         As previously reported, the revolving bank group agreed to provide funding to the Company under its existing revolving credit agreements through April 14, 2000. The Company announced today that the Company and the revolving bank group have orally agreed in principle to the terms on which funding will be provided to the Company through May 31, 2000 at the current interest rate, subject to the execution of an amendment document. The continued funding agreement as extended and a similar agreement with the term bank group, if consummated, are expected to modify the existing credit facility and may require the


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Company to provide collateral to secure the Company's obligations. The Company will continue to seek amendments to the existing credit agreements; however, there can be no assurance that any such amendments will be agreed to by the bank groups.

                                     ######

         JDN Realty Corporation is a real estate company specializing in the development and asset management of retail shopping centers anchored by value-oriented retailers. Headquartered in Atlanta, Georgia, the Company owns and operates directly or indirectly 114 properties, containing approximately
12.8 million square feet of gross leasable area, located in 17 states. The common stock and preferred stock of JDN Realty Corporation are listed on the New York Stock Exchange under the symbols "JDN" and "JDNPrA," respectively.

         JDN Realty Corporation considers the portions of the information contained in this release and statements made in connection with this release with respect to the Company's beliefs and expectations of the outcome of future events, such as the accounting impact of the unreported compensation arrangements and related party transactions noted in this release, the nature and impact of any discrepancies with respect to the leases and real estate sales noted in this release, and the ability of the Company to consummate an amendment to its credit facility, to be forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended. Such statements are, by their nature, subject to certain risks and uncertainties. We caution you that a number of factors, including but not limited to the impact of the events described in this release on the market capitalization of the Company and on the Company's business prospects and relationships with its creditors, tenants and employees, the management changes described in this release, the ability to attract and retain key employees, the impact of any restated financial statements, the inability to maintain current dividend levels, or any litigation or regulatory actions taken as a result of the events described in this release, may adversely affect the Company's financial condition and results of operations. Other risks, uncertainties and factors that could adversely affect the Company's financial condition and results of operations are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K. JDN Realty Corporation does not undertake any obligation to release publicly any revisions to forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.